Exhibit 99.1

N E W S R E L E A S E
Corporate Headquarters 4350 Congress Street Suite 600 Charlotte, NC 28209 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	Ramesh Shettigar	Eileen L. Beck
	(717) 225-2746	(717) 225-2793
	ramesh.shettigar@glatfelter.com	eileen.beck@glatfelter.com
GLATFELTER REPORTS THIRD QUARTER 2021 RESULTS
~ Completed Jacob Holm acquisition adding significant scale and diversifying engineered materials portfolio ~
~ Record quarterly operating profit in Airlaid Materials segment reflects Mount Holly acquisition ~
~ Composite Fibers' performance impacted by continued inflationary headwinds ~
CHARLOTTE, North Carolina – November 2, 2021: Glatfelter Corporation (NYSE: GLT), a leading global supplier of engineered materials, today reported income from continuing operations for the third quarter of 2021 of $8.1 million, or $0.18 per diluted share, compared with $6.5 million, or $0.15 per share, in the same period a year ago. The 2021 results include the acquisition of Georgia-Pacific’s U.S. nonwovens business (“Mount Holly”) prospectively from the May 13, 2021 acquisition date. Adjusted earnings from continuing operations for the third quarters of 2021 and 2020, were $9.5 million, or $0.21 per share, compared with $7.0 million, or $0.16 per share, respectively. Adjusted earnings is a non-GAAP financial measure for which a reconciliation to the nearest GAAP-based measure is provided within this release. Consolidated net sales for the three months ended September 30, 2021 totaled $279.7 million, compared with $233.5 million for the same period in 2020. On a constant currency basis, net sales for Composite Fibers and Airlaid Materials (including Mount Holly) increased by 3.4% and 39.5%, respectively.

“Airlaid Materials delivered strong performance during the quarter due to improving demand for wipes and tabletop products, which exceeded expectations. Our contractual cost pass-through arrangements with customers offset most of the inflationary pressures while higher shipments, coupled with improved product mix, supported growth in operating profit and favorable margins,” said Dante C. Parrini, Chairman and Chief Executive Officer. “As inflationary headwinds dominated the global economic backdrop, our Composite Fibers segment continued to increase prices. While we successfully achieved price improvements of nearly $6 million to offset rising input costs, the third quarter brought about incremental inflation and significant increases in energy prices which negatively impacted profitability.”

Mr. Parrini added, “Heading into the third quarter, we were experiencing improved demand trends across most product categories and expected that the price increases we implemented in the Composite Fibers segment earlier in the year would be sufficient to offset the higher input costs. However, energy, raw materials, and freight prices continued to significantly escalate throughout the quarter, well beyond our expectations. In response, our commercial team took additional pricing actions in mid-September announcing an incremental 12% price increase across the Composite Fibers product portfolio. Additionally, for our Airlaid Materials' customers with no cost pass-through arrangements, we initiated a 10% price increase effective October 1. We intend to continue leveraging our global scale and integrated supply chain to manage costs and enhance manufacturing efficiencies while taking the necessary pricing actions during this dynamic and unprecedented macro-economic environment.”

Mr. Parrini concluded, “We recently executed a successful $500 million bond offering to finance the closing of the largest acquisition in Glatfelter’s history – Jacob Holm, a leading global manufacturer of premium quality spunlace nonwovens.

Glatfelter Reports Third Quarter 2021 Results	page 2
This transaction marks another significant step forward in our transformation to further diversify our nonwovens portfolio and technology offerings, enhance overall innovation capabilities with a focus on sustainability and add meaningful scale to the Company. Our key near-term priorities for this acquisition are focused on successfully integrating Jacob Holm into the Glatfelter enterprise, achieving the announced $20 million synergies and actively de-levering the balance sheet.”

Third Quarter Results
The following table sets forth a reconciliation of results on a GAAP basis to an adjusted earnings basis, a non-GAAP measure:

	Three months ended September 30,
	2021		2020
In thousands, except per share	Amount	EPS	Amount	EPS

Net income	$7,527	$0.17	$6,527	$0.15
Exclude: Loss from discontinued operations, net of tax	532	0.01	—	—
Income from continuing operations	8,059	0.18	6,527	0.15
Adjustments (pre-tax):
Strategic initiatives	2,773		843
Corporate headquarters relocation	68		610
Restructuring charge - Metallized operations	—		57
Cost optimization actions	687		1,270
Pension settlement expenses, net	—		389
COVID-19 incremental costs	—		586
Timberland sales and related costs	(2,235)		(412)
Total adjustments (pre-tax)	1,293		3,343
Income taxes (1)	18		(375)
CARES Act of 2020 tax provision (2)	112		(2,454)
Total after-tax adjustments	1,423	0.03	514	0.01
Adjusted earnings from continuing operations	$9,482	$0.21	$7,041	$0.16
(1)Tax effect on adjustments calculated based on the incremental effective tax rate of the jurisdiction in which each adjustment originated.
(2)Tax impact recorded in connection with passage of the Coronavirus Aid, Relief, and Economic Security Act (“CARES”) related to provisions that modified the “net operating loss” provisions of previous law to allow certain losses to be carried back five years.
A description of each of the adjustments presented above is included later in this release.
Composite Fibers

	Three months ended September 30,
Dollars in thousands	2021	2020	Change

Tons shipped (metric)	32,737	35,009	(2,272)	(6.5)%
Net sales	$138,118	$132,419	$5,699	4.3%
Operating income	5,812	10,464	(4,652)	(44.5)%
Operating margin	4.2%	7.9%

Composite Fibers’ net sales increased $5.7 million or 4.3% in the third quarter of 2021, compared to the year-ago quarter, mainly driven by higher selling prices of $5.8 million and favorable currency translation of $1.2 million. Overall, shipments were 6.5% lower primarily due to wallcover products. In Q3 2020, wallcover had a strong rebound in demand after volume dropped sharply in Q2 2020 due to the pandemic, making for a challenging year-over-year comparison. In addition, a few wallcover customers took unexpected downtime in late August, 2021.

Glatfelter Reports Third Quarter 2021 Results	page 3
Composite Fibers’ operating income for the third quarter of 2021 totaled $5.8 million compared with $10.5 million in the third quarter of 2020. Higher raw material and energy inflation of $12.4 million was partially offset by $5.8 million in higher selling prices, reducing earnings by net $6.6 million. Favorable mix driven by higher demand in composite laminates and food and beverage categories, coupled with strong production to meet customer demand, positively impacted results by $3.1 million. The impact of currency and related hedging activity negatively impacted earnings by $1.2 million mainly due to favorable hedging gains on our underlying positions last year.
Airlaid Materials

	Three months ended September 30,
Dollars in thousands	2021	2020	Change

Tons shipped (metric)	43,526	34,752	8,774	25.2%
Net sales	$141,533	$101,054	$40,479	40.1%
Operating income	14,742	12,917	1,825	14.1%
Operating margin	10.4%	12.8%

Airlaid Materials’ net sales increased $40.5 million in the year-over-year comparison, driven by the first full quarter of sales from Mount Holly as well as higher selling prices from cost pass-through arrangements with customers. Shipments were 25.2% higher driven by Mount Holly as well as improvements in demand for tabletop and wipes products, slightly offset by lower shipments of hygiene products. Currency translation was $0.5 million favorable.

Airlaid Materials’ third quarter of 2021 operating income of $14.7 million was $1.8 million higher when compared to the third quarter of 2020. Higher shipments positively impacted results by $7.3 million. Selling price increases of $11.6 million, primarily due to raw material cost pass-through provisions, were more than offset by higher raw material and energy prices of $13.4 million, reducing earnings by net $1.8 million. Most pass-through contracts do not include energy inflation which was $1.3 million during the quarter. Operations were unfavorable $2.5 million mainly due to lower production compared to a strong quarter last year and higher inflationary pressures experienced in the quarter. The impact of currency and related hedging activity negatively impacted earnings by $1.2 million.
Other Financial Information
The amount of operating expense not allocated to a segment in the table of Segment Financial Information totaled $6.0 million in the third quarter of 2021 compared with $9.4 million in the same period a year ago. Excluding the items identified to present “adjusted earnings,” unallocated expenses for the third quarter of 2021 decreased $1.7 million compared to the third quarter of 2020.

In the third quarter of 2021, income from continuing operations totaled $11.6 million and income tax expense totaled $3.6 million. On adjusted pre-tax income of $12.9 million, income tax expense was $3.4 million in the third quarter of 2021. The comparable amounts in the same quarter of 2020 were $13.5 million and $6.4 million, respectively. The effective tax rate on adjusted earnings was 26.5% in the third quarter of 2021.

Glatfelter Reports Third Quarter 2021 Results	page 4
Year-to-Date Results
The following table sets forth a reconciliation of results on a GAAP basis to an adjusted earnings basis, a non-GAAP measure:

	Nine Months Ended September 30,
	2021		2020
In thousands, except per share	Amount	EPS	Amount	EPS

Net income	$17,331	$0.39	$11,517	$0.26
Exclude: Loss from discontinued operations, net of tax	614	0.01	135	—
Income from continuing operations	17,945	0.40	11,652	0.26
Adjustments (pre-tax):
Strategic initiatives	11,207		843
Corporate headquarters relocation	429		610
Restructuring charge - Metallized operations	—		11,111
Cost optimization actions	687		4,367
Pension settlement expenses, net	—		6,792
COVID-19 incremental costs	—		1,766
Asset impairment charge	—		900
Timberland sales and related costs	(4,638)		(1,013)
Total adjustments (pre-tax)	7,685		25,376
Income taxes (1)	49		(4,257)
CARES Act of 2020 tax provision (2)	295		(5,023)
Total after-tax adjustments	8,029	0.18	16,096	0.36
Adjusted earnings from continuing operations	$25,974	$0.58	$27,748	$0.62
(1)Tax effect on adjustments calculated based on the incremental effective tax rate of the jurisdiction in which each adjustment originated.
(2)Tax impact recorded in connection with passage of the Coronavirus Aid, Relief, and Economic Security Act (“CARES”) related to provisions that modified the “net operating loss” provisions of previous law to allow certain losses to be carried back five years.
A description of each of the adjustments presented above is included later in this release.
Balance Sheet and Other Information
Cash and cash equivalents totaled $100.0 million as of September 30, 2021, and net debt was $362.1 million compared with $213.9 million at the end of 2020. Net leverage increased to 2.8 times at September 30, 2021 versus 1.7 times at December 31, 2020. (Refer to the calculation of this measure provided in the tables at the end of this release).

Capital expenditures during the first nine months of 2021 and 2020 totaled $18.5 million and $20.2 million, respectively. Adjusted free cash flow for the first nine months of 2021 was $30.4 million compared with $21.9 million in the same period of 2020. (Refer to the calculation of this measure provided in the tables at the end of this release).

Glatfelter Reports Third Quarter 2021 Results	page 5
Conference Call
As previously announced, the Company will hold a conference call today at 11:00 a.m. (Eastern) to discuss its third quarter results. The Company will make available on its Investor Relations website this quarter’s earnings release and an accompanying financial presentation that includes significant financial information to be discussed on the conference call including the Company’s outlook pertaining to financial performance. Information related to the conference call is as follows:

What:	Glatfelter’s 3rd Quarter 2021 Earnings Release Conference Call
When:	Tuesday, November 2, 2021, 11:00 a.m. (ET)
Number:	US dial 888.335.5539
International dial 973.582.2857
Conference ID:	4090853
Webcast:	https://www.glatfelter.com/investors/webcasts-and-presentations/
Rebroadcast Dates:	Nov. 2, 2021, 2:00 p.m. through Nov. 16, 2021 12:00 p.m.
Rebroadcast Number:	Within US dial 855.859.2056
International dial 404.537.3406
Conference ID:	4090853
Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register and ensure any necessary audio software is installed.

Glatfelter Reports Third Quarter 2021 Results	page 6
Glatfelter Corporation and subsidiaries
Consolidated Statements of Income
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
In thousands, except per share	2021	2020	2021	2020

Net sales	$279,651	$233,473	$750,236	$681,216
Costs of products sold	241,294	195,222	637,029	574,100
Gross profit	38,357	38,251	113,207	107,116
Selling, general and administrative expenses	26,066	24,635	77,877	72,707
Gains on dispositions of plant, equipment and timberlands, net	(2,235)	(413)	(4,638)	(1,010)
Operating income	14,526	14,029	39,968	35,419
Non-operating income (expense)
Interest expense	(2,061)	(1,810)	(5,364)	(5,347)
Interest income	21	39	52	390
Pension settlement expenses, net	—	(389)	—	(6,792)
Other, net	(876)	(1,728)	(1,949)	(3,243)
Total non-operating expense	(2,916)	(3,888)	(7,261)	(14,992)
Income from continuing operations before income taxes	11,610	10,141	32,707	20,427
Income tax provision	3,551	3,614	14,762	8,775
Income from continuing operations	8,059	6,527	17,945	11,652

Discontinued operations:
Loss before income taxes	(532)	—	(614)	(135)
Income tax provision	—	—	—	—
Loss from discontinued operations	(532)	—	(614)	(135)
Net income	$7,527	$6,527	$17,331	$11,517

Basic earnings per share
Income from continuing operations	$0.18	$0.15	$0.40	$0.26
Loss from discontinued operations	(0.01)	—	(0.01)	—
Basic earnings per share	$0.17	$0.15	$0.39	$0.26

Diluted earnings per share
Income from continuing operations	$0.18	$0.15	$0.40	$0.26
Loss from discontinued operations	(0.01)	—	(0.01)	—
Diluted earnings per share	$0.17	$0.15	$0.39	$0.26

Weighted average shares outstanding
Basic	44,593	44,368	44,536	44,329
Diluted	44,939	44,636	44,889	44,549

Glatfelter Reports Third Quarter 2021 Results	page 7
Segment Financial Information
(unaudited)

Three months ended September 30, Dollars in thousands	Composite Fibers		Airlaid Materials		Other and Unallocated		Total
	2021	2020	2021	2020	2021	2020	2021	2020
Net sales	$138,118	$132,419	$141,533	$101,054	$—	$—	$279,651	$233,473
Costs of products sold	121,028	112,031	121,102	83,699	(836)	(508)	241,294	195,222
Gross profit	17,090	20,388	20,431	17,355	836	508	38,357	38,251
SG&A	11,278	9,924	5,689	4,438	9,099	10,273	26,066	24,635
Gains on dispositions of plant, equipment and timberlands, net	—	—	—	—	(2,235)	(413)	(2,235)	(413)
Total operating income (loss)	5,812	10,464	14,742	12,917	(6,028)	(9,352)	14,526	14,029
Non operating expense	—	—	—	—	(2,916)	(3,888)	(2,916)	(3,888)
Income (loss) before income taxes	$5,812	$10,464	$14,742	$12,917	$(8,944)	$(13,240)	$11,610	$10,141
Supplementary Data
Metric tons sold	32,737	35,009	43,526	34,752	—	—	76,263	69,761
Depreciation, depletion and amortization ($ in thousands) (1)	$6,904	$6,755	$7,763	$5,674	$1,043	$1,273	$15,710	$13,702
Capital expenditures	2,585	3,060	2,926	2,791	1,797	2,303	7,308	8,154

Nine months ended September 30, Dollars in thousands	Composite Fibers		Airlaid Materials		Other and Unallocated		Total
	2021	2020	2021	2020	2021	2020	2021	2020
Net sales	$420,965	$387,267	$329,271	$293,949	$—	$—	$750,236	$681,216
Costs of products sold	354,629	319,403	283,825	243,526	(1,425)	11,171	637,029	574,100
Gross profit (loss)	66,336	67,864	45,446	50,423	1,425	(11,171)	113,207	107,116
SG&A	33,396	30,811	15,076	13,192	29,405	28,704	77,877	72,707
Gains on dispositions of plant, equipment and timberlands, net	—	—	—	—	(4,638)	(1,010)	(4,638)	(1,010)
Total operating income (loss)	32,940	37,053	30,370	37,231	(23,342)	(38,865)	39,968	35,419
Non operating expense	—	—	—	—	(7,261)	(14,992)	(7,261)	(14,992)
Income (loss) before income taxes	$32,940	$37,053	$30,370	$37,231	$(30,603)	$(53,857)	$32,707	$20,427
Supplementary Data
Metric tons sold	101,348	100,024	106,705	103,068	—	—	208,053	203,092
Depreciation, depletion and amortization ($ in thousands) (1)	$20,885	$19,652	$20,378	$16,598	$2,913	$7,060	$44,176	$43,310
Capital expenditures	8,240	9,121	5,962	6,606	4,317	4,438	18,519	20,165
(1)The amount presented in 2020 in the Other and unallocated column includes accelerated depreciation incurred in connection with the restructuring of Composite Fibers’ Metallized operations.
Selected Financial Information
(unaudited)

	Nine months ended September 30,
In thousands	2021	2020

Cash Flow Data
Cash from continuing operations provided (used) by:
Operating activities	$38,497	$24,539
Investing activities	(186,003)	(19,178)
Financing activities	151,264	(60,963)

Depreciation, depletion and amortization	44,176	43,310
Capital expenditures	18,519	20,165

Glatfelter Reports Third Quarter 2021 Results	page 8

	September 30, 2021	December 31, 2020
Balance Sheet Data
Cash and cash equivalents	$100,032	$99,581
Total assets	1,456,552	1,286,881
Total debt	462,110	313,521
Shareholders’ equity	563,304	577,932
Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
This press release includes a measure of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core operations, which consist of the production and sale of composite fibers and airlaid materials. Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods and established business plans. For purposes of determining adjusted earnings, the following items are excluded:
•Strategic initiatives. These adjustments primarily reflect professional and legal fees incurred directly related to evaluating and executing certain strategic initiatives including costs associated with acquisitions and related integrations.
•Corporate headquarters relocation. These adjustments reflect costs incurred in connection with the strategic relocation of the Company’s corporate headquarters to Charlotte, NC. The costs are primarily related to employee relocation costs and exit costs at the former corporate headquarters.
•Restructuring charge – Metallized operations. This adjustment represents charges incurred in 2020 in connection with the decision to restructure a portion of the Composite Fibers segment, primarily consisting of the consolidation of our metallizing operation from Gernsbach, Germany to Caerphilly, UK.
•Cost optimization actions. These adjustments reflect charges incurred in connection with initiatives to optimize the cost structure of the Company, including costs related to the organizational change to a functional operating model. The costs are primarily related to executive separations, other headcount reductions, professional fees, asset write-offs and certain contract termination costs. These adjustments, which have occurred at various times in the past, are irregular in timing and relate to specific identified programs to reduce or optimize the cost structure of a particular operating segment or the corporate function.
•COVID-19 incremental costs. This adjustment represents incremental cash costs incurred directly related to the COVID-19 pandemic such as mill employee incentive payments, enhanced hygiene protocols, safety and supplies, and professional fees primarily associated with the CARES Act benefit.
•Asset Impairment Charge. This adjustment represents a non-cash charge recorded to reduce the carrying amount of a tradename intangible asset of the Dresden wallcover business due to the impact of the COVID-19 pandemic on the underlying forecasted revenue stream.
•Pension settlement expenses, net. This adjustment reflects professional fees recorded in connection with the Company’s termination of its qualified pension plan and the related actions to settle all obligations to the plan’s participants. Since the pension plan was fully funded, the settlement of pension obligations did not require the use of the Company’s cash, but instead was accomplished with plan assets.
•Timberland sales and related costs. These adjustments exclude gains from the sales of timberlands as these items are not considered to be part of our core business, ongoing results of operations or cash flows. These adjustments are irregular in timing and amount and may benefit our operating results.
•Coronavirus Aid, Relief, and Economic Security (CARES) Act 2020. This adjustment reflects taxes recorded as a result of the March 27, 2020 change in U.S. tax law which, among others, allows net operating losses to be carried back five years.

Glatfelter Reports Third Quarter 2021 Results	page 9
Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period. However, non-GAAP adjusted earnings provide a measure of how the Company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period. Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

Calculation of Adjusted Free Cash Flow In thousands	Nine months ended September 30,
	2021	2020

Cash from operations	$38,497	$24,539
Capital expenditures	(18,519)	(20,165)
Free cash flow	19,978	4,374
Adjustments:
Cost optimization actions	2,755	2,934
Strategic initiatives	5,177	843
Restructuring charge - Metallized operations	1,013	5,240
Corporate headquarters relocation	885	473
Fox River environmental matter	1,584	3,156
Pension settlement	—	6,718
COVID-19 incremental costs	—	1,766
Tax refunds on adjustments to adjusted earnings	(956)	(3,644)
Adjusted free cash flow	$30,436	$21,860

Net Debt In thousands	September 30, 2021	December 31, 2020

Current portion of long-term debt	$27,441	$25,057
Short-term debt	11,579	—
Long term debt	423,090	288,464
Total	462,110	313,521
Less: Cash	(100,032)	(99,581)
Net Debt	$362,078	$213,940

Glatfelter Reports Third Quarter 2021 Results	page 10

Adjusted EBITDA	Pro forma Trailing twelve months ended September 30,	Year ended December 31,
In thousands	2021	2020

Net income	$27,112	$21,298
Exclude: Loss from discontinued operations, net of tax	(36)	(515)
Add back: Taxes on Continuing operations	17,563	11,576
Depreciation and amortization	57,466	56,600
Interest expense, net	6,978	6,623
EBITDA	109,083	95,582
Adjustments:
Mount Holly (1)	5,359	—
Strategic initiatives	11,931	1,567
Share-based compensation (2)	5,677	5,655
Cost optimization actions	2,299	5,979
COVID-19 incremental costs	949	2,715
Corporate headquarters relocation	881	871
Restructuring charge - Metallized operations	—	7,211
Asset impairment charge	—	900
Pension settlement expenses, net	(638)	6,154
Timberland sales and related costs	(5,007)	(1,382)
Adjusted EBITDA	$130,534	$125,252
(1)Represents pro forma Mount Holly EBITDA for the period October 1, 2020 through the May 13, 2021 acquisition date, adjusted to eliminated certain corporate cost overhead allocated to Mount Holly during its period of ownership by its previous parent.
(2)Adjusted EBITDA for all periods presented has been restated to add back share-based compensation consistent with our amended credit agreement. The share-based compensation adjustment represents the non-cash amount of share-based compensation expense included in results of operations.

Leverage	September 30,		December 31,
In thousands	2021		2020

Net Debt	$362,078		$213,940
Divided by Adjusted EBITDA	130,534		125,252
Net leverage	2.8	x	1.7	x
Caution Concerning Forward-Looking Statements
Any statements included in this press release that pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The Company uses words such as “anticipates”, “believes”, “expects”, “future”, “intends”, “plans”, “targets”, and similar expressions to identify forward-looking statements. Any such statements are based on the Company’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements. The risks, uncertainties and other unpredictable or uncontrollable factors are described in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”) in the Risk Factors section and under the heading “Forward-Looking Statements” in the Company’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are available on the SEC’s website at www.sec.gov. In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Glatfelter Reports Third Quarter 2021 Results	page 11
About Glatfelter

Glatfelter is a leading global supplier of engineered materials with a strong focus on innovation and sustainability. The Company’s high quality, technology-driven, innovative, and customizable nonwovens solutions can be found in products that are Enhancing Everyday Life®. These include personal care and hygiene products, food and beverage filtration, critical cleaning products, medical and personal protection, packaging products, as well as home improvement and industrial applications. Headquartered in Charlotte, NC, the Company’s annualized net sales approximate $1.4 billion with over 3,300 employees worldwide. Glatfelter’s operations utilize a variety of manufacturing technologies including airlaid, wetlaid and spunlace with sixteen manufacturing sites located in the United States, Canada, Germany, the United Kingdom, France, Spain, and the Philippines. The Company has sales offices in all major geographies serving customers under the Glatfelter and Sontara brands. Additional information about Glatfelter may be found at www.glatfelter.com.